Exhibit 99.1
Contacts:	Rebecca Geier Director Investor Relations/Corp. Comm. (512) 683-5325

National Instruments Reports Record Revenue and Net Income
Company Reports Record Q4 Revenue of $205 Million, Up 13 Percent Year-Over-Year

AUSTIN, Texas - Jan. 29, 2008 - National Instruments (Nasdaq: NATI) reported record quarterly revenue of $205 million, up 13 percent year-over-year and the company's best year-over-year revenue growth quarter for 2007. This was the midpoint of NI guidance of between $200 and $210 million.

Net income for Q4 2007 was a record $45.7 million with diluted earnings per share (EPS) of $0.56. For Q4 2007, operating margin and net margin were 15.2 percent and 22.3 percent, respectively. Included in the Q4 2007 results are an $18 million tax credit from the partial release of a tax valuation allowance and pre-tax operating expense charges of $2 million. These items net to approximately $0.21 per share. The $2 million pre-tax charges to operating expenses in Q4 2007 are related to a $1.4 million bad debt charge for one customer and $600,000 in restructuring charges for shifting some general and administrative operations from Ireland to Hungary. The $18 million tax benefit stems from a change in the probability of the realization of a deferred tax asset, as a result of the formal court approval of a merger of two NI Hungarian subsidiaries.

Non-GAAP net income was a record $49.9 million with diluted EPS of $0.62. For Q4 2007, non-GAAP operating margin and non-GAAP net margin were 18.0 percent and 24.4 percent, respectively. Excluding the $0.21 per share for the items discussed earlier, non-GAAP net income for Q4 increased by 18 percent year-over-year. The company's non-GAAP results exclude the impact of both stock-based compensation and the amortization of acquisition-related intangibles. Reconciliations of the company's GAAP and non-GAAP results are included as part of this news release.

"The company achieved another strong financial performance in 2007, with record revenue, record net income and very strong cash flow of $145 million," said NI CFO Alex Davern. "Our revenue growth significantly outpaced the test and measurement market and allowed us to deliver strong operating leverage. Looking out to 2008, we see significant economic uncertainty and we will take a cautious approach to investments while accelerating the growth in our field sales resources in order to position the company well for the eventual recovery in the Global PMI."

NI virtual instrumentation and graphical system design products, which constitute the vast majority of the company's product portfolio, had 14 percent year-over-year revenue growth in Q4 2007. This represents another strong quarter of year-over-year revenue growth from these products and underscores the company's strategy of continued strong investment in expanding its field sales resources to drive new product success.

Sales of NI instrument control products, which now represent approximately 9 percent of NI revenue, were up 6 percent year-over-year in Q4 2007. This modest improvement in the company's instrument control sales is in line with our guidance in October and is related to an easier year-over-year compare in the fourth quarter. Assuming a continued weakening of the Global PMI, NI expects these products to see a meaningful year-over-year revenue decline in Q1 2008.

National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 29, 2008

Dr. James Truchard, NI president and CEO, said, "With the success of our system-level platforms, we were able to deliver another record year in 2007, turning in the 30th year of revenue growth in the company's 31-year history. One of the significant trends that emerged in 2007 was the intensified focus on green technology and environmentally friendly design. I believe we are uniquely suited to benefit from this trend as our products strengthen the ability of researchers to measure environmental conditions and arm designers with the tools to remedy them."

Geographically, revenue in U.S. dollar terms for Q4 2007 compared to Q4 2006 was flat in the Americas, up 24 percent in Europe and up 26 percent in Asia, equaling overall growth of 13 percent. NI performance in the United States was impacted by the significant decline of the U.S. PMI in Q4. NI performance in Asia was helped by growth in Japan during Q4. In local currency terms, revenue was up 14 percent in Europe and up 22 percent in Asia.

As of Dec. 31, 2007, the company had $289 million in net cash and short-term investments, up $13 million from Sept. 30, 2007. During the quarter, the company used $8 million for the payment of dividends and $12 million to repurchase 370,000 shares of its common stock at an average price of $31.87 per share. For the full year, cash and short-term investments are up by $38 million. This is net of $27 million paid in dividends and $80 million used to repurchase stock at an average price of $29.20 per share.

For 2007, revenue was $740 million, up 12 percent year-over-year in USD terms and 9 percent year-over-year in local currency. GAAP fully diluted EPS for 2007 was $1.32 with record annual net income of $107 million. Non-GAAP fully diluted EPS for 2007 was $1.52 with record annual non-GAAP net income of $123 million. For the year, GAAP operating margin for 2007 was 14 percent. Non-GAAP operating margin increased to 17 percent from 16 percent in 2006, 14 percent in 2005 and 12 percent in 2004.

The company announced today that the board of directors approved a 10 percent increase in the quarterly dividend to $0.11 per share. This dividend is payable on March 3, 2008, to shareholders of record on Feb. 11, 2008.

Q4 2007 Highlights

  Record quarterly revenue of $205 million, up 13 percent year-over-year
  Record net income of $45.7 million
  Record non-GAAP net income of $49.9 million
  Record revenue for data acquisition, distributed I/O, modular instruments and the PXI platform
  Strong software orders that outpaced the company's overall revenue growth
  NI LabVIEW 8.5 software selected as one of 10 Ultimate Products by EE Times readers and editors
  Cash and short-term investments of $289 million

FY 2007 Highlights

  Record annual revenue of $740 million, up 12 percent year-over-year
  Record annual net income of $107 million
  Record non-GAAP annual net income of $123 million
  NI named to FORTUNE magazine's 100 Best Companies to Work For list for ninth consecutive year
  Release of LabVIEW 8.5 delivers power of multicore processors to engineers and scientists

National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 29, 2008

Guidance for Q1 and Q2 2008
In considering NI revenue guidance, the company is being deliberately conservative and is assuming that the Global PMI will see another meaningful decline during Q1 2008. As a result, NI is giving a wider range of outcomes than usual to reflect the current uncertainty. In addition, because the company is a turns business, NI is also assuming that similar to 2005, the shift of Easter to Q1 this year from Q2 last year will have an approximately $5 million negative impact on revenue during Q1, primarily in Europe. NI expects a corresponding positive impact in Q2.

As a result, for Q1 2008 NI currently expects revenue to be in the range of $182 million to $196 million, equivalent to growth of between 6 percent and 14 percent year-over-year. Additionally, for Q1 2008 the company expects GAAP fully diluted EPS to be in the range of $0.18 to $0.28 per share with non-GAAP EPS expected to be in the range of $0.23 to $0.33 per share. The company expects the non-GAAP effective tax rate for 2008 to be approximately 20 percent.

For Q2 2008, NI currently expects revenue to be in the range of $194 million to $208 million, equivalent to growth of between 8 percent and 16 percent year-over-year. Additionally, for Q2 2008, the company expects GAAP fully diluted EPS to be in the range of $0.25 to $0.34 per share with non-GAAP EPS expected to be in the range of $0.30 to $0.39 per share.

In Q1 and Q2 2008, the company expects the impact of stock-based compensation and the impact of the amortization of acquisition-related intangibles to be $0.05 per share. A reconciliation of the company's Q1 and Q2 2008 guidance on a GAAP basis to its guidance on a non-GAAP basis is included as part of this news release.

Non-GAAP Earnings Presentation and Non-GAAP Earnings Guidance
In addition to disclosing results determined in accordance with GAAP, the company also discloses certain non-GAAP operating results that exclude certain charges. In this news release, the company has presented its operating margin, net income and diluted EPS results for Q4 2007 and Q4 2006 and its guidance for Q1 and Q2 2008 on a GAAP and non-GAAP basis. When presenting non-GAAP results, the company includes a reconciliation of the non-GAAP results to the results under GAAP.

Management believes that including the non-GAAP results assists investors in assessing the company's operational performance and assessing its performance relative to its competitors. The company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. Management uses these non-GAAP measures to manage and assess the profitability and performance of its business and does not consider stock-based compensation expense or amortization of acquired intangibles that are all non-cash charges in managing its operations. Specifically, management uses non-GAAP measures to plan and forecast future periods, to establish operational goals, to compare with its business plan and individual operating budgets, to measure management performance for purposes of executive compensation including payments to be made under bonus plans, to assist the public in measuring the company's performance relative to the company's long-term public performance goals, to allocate resources and, relative to the company's historical financial performance, to enable comparability between periods.

National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 29, 2008

Management also considers such non-GAAP results to be an important supplemental measure of its performance. The economic substance behind management's decision to use such non-GAAP measures relates to these charges being non-cash in nature and being a useful measure of the potential future performance of the company's business.

In line with common industry practice and to help enable comparability with other technology companies, the company's non-GAAP presentation excludes the impact of both stock-based compensation and the amortization of acquisition-related intangibles. Other companies may calculate non-GAAP results differently than the company, limiting its usefulness as a comparative measure. In addition, such non-GAAP measures may exclude financial information that some may consider important in evaluating the company's performance. Management compensates for the foregoing limitations of non-GAAP measures by presenting certain information on both a GAAP and non-GAAP basis and providing reconciliations of these certain GAAP and non-GAAP measures.

Interested parties can listen to a conference call today, Jan. 29, beginning at 4:00 p.m. CST, at www.ni.com/call. Replay information is available by calling (719) 457-0820, confirmation code #4199020, from Jan. 30 at 7:00 p.m. CST through Feb. 5 at midnight CST.

This release contains "forward-looking statements," including statements related to NI being well-suited to benefit from the green technology trend; NI accelerating the growth of field sales resources; expecting a meaningful year-over-year revenue decline in Q1 2008 for instrument control sales; expected negative impact of Easter in Q1 on revenue in Q1 and corresponding positive impact in Q2; and NI guidance for Q1 and Q2 2008 including, as applicable, revenue, GAAP and non-GAAP diluted EPS, non-GAAP tax rate and the estimated impact of stock-based compensation and acquisition-related intangibles. These statements are subject to a number of risks and uncertainties, including the risk of further adverse changes in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs readers to documents filed with the SEC for other risks associated with the company's future performance.

About National Instruments

National Instruments (www.ni.com) is transforming the way engineers and scientists design, prototype and deploy systems for measurement, automation and embedded applications. NI empowers customers with off-the-shelf software such as NI LabVIEW and modular cost-effective hardware, and sells to a broad base of more than 25,000 different companies worldwide, with no one customer representing more than 3 percent of revenue and no one industry representing more than 10 percent of revenue. Headquartered in Austin, Texas, NI has more than 4,600 employees and direct operations in nearly 40 countries. For the past nine years, FORTUNE magazine has named NI one of the 100 best companies to work for in America. Readers can obtain investment information from the company's investor relations department by calling (512) 683-5090, e-mailing nati@ni.com or visiting www.ni.com/nati. The condensed consolidated balance sheets and statements of income follow.

LabVIEW, National Instruments, NI and ni.com are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies.

National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 29, 2008

National Instruments
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$194,839	$100,287
Short-term investments	93,838	150,190
Accounts receivable, net	131,283	117,235
Inventories, net	82,675	77,138
Other current assets	44,166	32,244
Total current assets	546,801	477,094

Property and equipment, net	151,462	145,425
Goodwill, net	54,111	53,343
Intangibles, net	40,357	40,065
Other long-term assets	26,081	5,293
Total assets	$818,812	$721,220

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$36,187	$32,001
Deferred revenue	36,091	22,208
Accrued expenses and other liabilities	53,058	45,310
Total current liabilities	125,336	99,519

Deferred income taxes, net	21,221	20,472
Other long-term liabilities	11,169	4,643
Total liabilities	157,726	124,634

Stockholders' equity:
Preferred stock	-	-
Common stock	794	799
Additional paid-in capital	89,809	109,851
Retained earnings	563,418	483,437
Other	7,065	2,499
Total stockholders' equity	661,086	596,586
Total liabilities and stockholders' equity	$818,812	$721,220

National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 29, 2008

National Instruments
Condensed Consolidated Statements of Income
(in thousands, except per share data)
	Three Months		Year Ended
	Ended December 31,		December 31,

	(unaudited)		(unaudited)
	2007	2006	2007	2006
Net sales	$204,814	$181,453	$740,378	$660,407
Cost of sales	49,755	45,538	182,189	170,326
Gross profit	155,059	135,915	558,189	490,081

Sales and marketing	72,164	62,613	267,138	235,072
Research and development	34,863	29,974	126,515	113,095
General and administrative	16,791	14,221	61,820	53,664
Patent litigation	10	491	625	528
Total operating expenses	123,828	107,299	456,098	402,359

Operating income	31,231	28,616	102,091	87,722

Interest income	2,766	1,949	9,822	6,847
Foreign currency gain	1,045	545	1,672	740
Other income (expense), net	(19)	(83)	(158)	(7)

Income before income taxes	35,023	31,027	113,427	95,302
Provision for income taxes (benefit)	(10,670)	6,593	6,394	22,594

Net income	$45,693	$24,434	$107,033	$72,708

Earnings per share:
Basic	$0.58	$0.31	$1.35	$0.91
Diluted	$0.56	$0.30	$1.32	$0.89

Weighted average shares
outstanding:
Basic	79,460	79,767	79,468	79,519
Diluted	81,155	81,524	81,043	81,519

Dividends declared per share	$0.10	$0.06	$0.34	$0.24

National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 29, 2008

Detail of GAAP charges related to stock-based compensation and amortization of acquisition intangibles (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2007	2006	2007	2006
Stock-based compensation
Cost of sales	$239	$133	$911	$598
Sales and marketing	1,974	1,635	7,322	6,008
Research and development	1,762	1,315	6,435	5,201
General and administrative	763	625	2,866	2,333
Provision for income taxes	(1,117)	(670)	(3,839)	(2,403)
Total	3,621	3,038	13,695	11,737

Amortization of acquisition intangibles
Cost of sales	$678	$685	$2,711	$2,710
Sales and marketing	111	114	446	456
Research and development	9	9	34	36
General and administrative	--	-	--	-
Provision for income taxes	(183)	(256)	(871)	(1,014)
Total	615	552	2,320	2,188

National Instruments Reports Record Quarterly and Annual Revenue, Net Income
Jan. 29, 2008

National Instruments
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share data)
(unaudited)
Reconciliation of Gross Profit to Non-GAAP Gross Profit

	Three Months Ended		Year Ended
	December 31,		December 31,

	2007	2006	2007	2006

Gross profit, as reported	$155,059	$135,915	$558,189	$490,081
Stock-based compensation	239	133	911	598
Amortization of acquisition intangibles	678	685	2,711	2,710

Non-GAAP gross profit	$155,976	$136,733	$561,811	$493,389

Reconciliation of Operating Income to Non-GAAP Operating Income

	Three Months Ended		Year Ended
	December 31,		December 31,

	2007	2006	2007	2006

Operating income, as reported	$31,231	$28,616	$102,091	$87,722
Stock-based compensation	4,738	3,708	17,534	14,140
Amortization of acquisition intangibles	798	808	3,191	3,202

Non-GAAP operating income	36,767	33,132	122,816	105,064

National Instruments Reports Record Quarterly and Annual Revenue, Net Income Jan. 29, 2008 Page 9 Reconciliation of Net Income and Diluted EPS to Non-GAAP Net Income and Non-GAAP Diluted EPS

	Three Months Ended		Year Ended
	December 31,		December 31,

	2007	2006	2007	2006

Net income, as reported	$45,693	$24,434	$107,033	$72,708
Adjustments to reconcile net income to non-GAAP net income:
Stock-based compensation, net of tax effect	3,621	3,038	13,695	11,737
Amortization of acquisition intangibles, net of tax effect	615	552	2,320	2,188

Non-GAAP net income	$49,929	$28,024	$123,048	$86,633

Diluted EPS, as reported	$0.56	$0.30	$1.32	$0.89
Adjustment to reconcile diluted EPS to non-GAAP
diluted EPS:
Impact of stock-based compensation, net of tax effect	$0.05	$0.03	$0.17	$0.14
Impact of amortization of acquisition intangibles, net of tax effect	$0.01	$0.01	$0.03	$0.03

Non-GAAP diluted EPS	$0.62	$0.34	$1.52	$1.06

Reconciliation of GAAP to non-GAAP Guidance for Q1 and Q2 2008

	Q1 2008	Q2 2008

Range of diluted GAAP net earnings per share	$0.18 - $0.28	$0.25 - $0.34
Estimated stock-based compensation and amortization of acquisition intangibles	$0.05	$0.05
Amortization of acquisition intangibles	$0.23 - $0.33	$0.30 - $0.39

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